UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015

CHESAPEAKE ENERGY CORPORATION

(Exact name of registrant as specified in its charters)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6100 North Western Avenue Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 848-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2015, Chesapeake Energy Corporation (the “Company”) entered into a second amendment (the “Amendment”) to its senior revolving credit agreement, dated December 15, 2014 (as amended, the “Credit Agreement”) by and among: (i) the Company, as borrower; (ii) MUFG Union Bank N.A., as the administrative agent, co-syndication agent, a swingline lender and a letter of credit issuer; (iii) Wells Fargo Bank and National Association, as co-syndication agent, a swingline lender and a letter of credit issuer; and (iv) certain other lenders named therein.

Pursuant to the Amendment, the permitted junior lien debt basket was increased from $2.0 billion to $4.0 billion, with the possibility of further increases upon the satisfaction of certain conditions, including the following: (i) after giving effect to all debt secured by such junior liens and the uses of such debt in retirement of other indebtedness, the net annual cash interest expense of the Company would increase by no more than $75 million, and (ii) the Company has exchanged debt secured by such junior liens for more than $2.0 billion aggregate principal amount of outstanding senior notes with maturities or initial put dates in 2017 through 2019.

Total commitments under the Credit Agreement remain at $4.0 billion, subject to reduction in connection with issuances of junior lien indebtedness by the Company after April 15, 2016, the date of the first borrowing base redetermination. No adjustments to the total commitment will occur for any junior lien indebtedness issuance that occurs before April 15, 2016.

MUFG Union Bank N.A. and Wells Fargo Bank Securities, LLC are joint lead arrangers and joint bookrunners for the Credit Agreement. The lead arrangers and certain of the lenders party to the Credit Agreement, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The above description of the material terms and conditions of the Amendment is a summary only, does not purport to be complete, and is qualified by reference to the full text of the Amendment attached to this Current Report as Exhibit 10.1.

Item 8.01 Other Events.

On December 16, 2015, the Company issued a press release regarding its previously announced private exchange offers for certain of the Company’s outstanding senior notes that commenced on December 2, 2015. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

This notice shall not constitute an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Second Amendment to Credit Agreement dated December 15, 2015 among Chesapeake Energy Corporation, as borrower; MUFG Union Bank N.A., as administrative agent, co-syndication agent, a swingline lender and a letter of credit issuer; Wells Fargo Bank, National Association, as co-syndication agent, a swingline lender and a letter of credit issuer; and certain other lenders named therein.

99.1	Chesapeake Energy Corporation press release dated December 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Energy Corporation

Date: December 16, 2015	By:	/s/ James R. Webb
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

10.1	Second Amendment to Credit Agreement dated December 15, 2015 among Chesapeake Energy Corporation, as borrower; MUFG Union Bank N.A., as administrative agent, co-syndication agent, a swingline lender and a letter of credit issuer; Wells Fargo Bank, National Association, as co-syndication agent, a swingline lender and a letter of credit issuer; and certain other lenders named therein.

99.1	Chesapeake Energy Corporation press release dated December 16, 2015.